Exhibit No. 10.17

Certain information has been excluded from this exhibit because it is not material and would likely cause competitve harm to the company if publicly disclosed. Redacted information is indicated by brackets.

Consolidated Form of Long-Term Performance-Based Restricted Stock Unit Grant Company Confidential	ARMSTRONG WORLD INDUSTRIES 2500 Columbia Ave., P.O. Box 3001 Lancaster, PA 17604 717. 397.0611

First Name	Middle Name Last Name

I am pleased to inform you that the Company’s Management Development and Compensation Committee granted you the following:

Date of Grant:	[Grant Date]
Performance Units (“Target Award”):	[Number of Shares Granted]
Performance Period (“Performance Period”):	[Performance Period]

This award recognizes the importance of your role in achieving the Company’s long-term strategy and is subject to the terms of the Equity and Cash Incentive Plan (“Plan”) and the award agreement (the Plan, this grant letter, the Performance Goals attached as Exhibit A, the Terms and Conditions attached as Exhibit B (including Attachment 1), and your acceptance (if any) together constitute the “Award Agreement”).

The Performance Units will be earned by achieving a Performance Goal based on Cumulative Free Cash Flow, subject to your continued employment through the end of the Performance Period. The Committee has established the Performance Goal set forth on Exhibit A, which allows you to earn up to [∙]% of the Target Award, if you remain continuously employed by the Employer through the end of the Performance Period.

To the extent the Performance Goal is achieved and you satisfy the employment requirements, a number of shares of Company Stock equal to the Performance Units that are earned and vested will be distributed to you following the conclusion of the Performance Period in accordance with the payment terms set forth in the Terms and Conditions. The Company will withhold shares to satisfy your tax obligations unless you provide a payment to cover the tax withholding obligation. You have no ownership or voting rights relative to the Performance Units.

If the Company makes cash dividend payments during the Performance Period, the value of the dividends on shares attributable to the Performance Units will accrue as dividend equivalents in a non-interest bearing bookkeeping account. You will receive a cash payment equal to the accrued dividend equivalents at the end of the Performance Period, adjusted for the number of Performance Units that become earned and vested.

Employment Events

The following chart is a summary of the provisions which apply to this award in connection with termination of employment. The following is only a summary, and in the event of termination of employment, the award will be governed by the Terms and Conditions.

Event	Provisions
▪ Voluntary Resignation ▪ Termination for Cause	All Performance Units and accrued dividend equivalents are forfeited.

▪ “55 / 5” Rule Termination (55 years of age or older with 5 years of service) ▪ Involuntary Termination Without Cause

If termination occurs after 10 months following the Date of Grant, then to the extent that the Performance Goal is achieved for the Performance Period, Performance Units and accrued dividend equivalents are earned and vested pro-rata, based on the period of employment; otherwise the Performance Units and accrued dividend equivalents are forfeited.

▪ Death ▪ Long-Term Disability	To the extent that the Performance Goal is achieved for the Performance Period, Performance Units and accrued dividend equivalents are earned and vested pro-rata, based on the period of employment.
After a Change in Control: ▪ Involuntary Termination Without Cause ▪ Death ▪ Long-Term Disability	Upon a Change in Control Performance Units and accrued dividend equivalents are earned as described in Exhibit A and will vest as described in Exhibit B.

In the event of any inconsistency between the foregoing summary and the Terms and Conditions or the Plan, the Terms and Conditions or the Plan, as applicable, will govern. Capitalized terms used but not defined in this grant letter will have the meanings set forth in the Plan or the Terms and Conditions, as applicable. As described in the Terms and Conditions, if and to the extent that the terms of this Award Agreement conflict with the terms of a severance agreement or employment agreement between you and the Company, the terms of this Award Agreement shall supersede the terms of the severance agreement or employment agreement.

Please note that the Terms and Conditions contain restrictive covenants pertaining to confidentiality, non-competition and non-solicitation. You should read these sections carefully before deciding whether to accept the Performance Units. You have the right to consult with counsel prior to accepting the Performance Units. If you decide not to accept the Performance Units, you will not be subject to the restrictive covenants set forth in the Terms and Conditions, but you will forfeit the Performance Units. You will continue to be subject to any restrictive covenants set forth in the Plan with respect to prior equity grants and any other agreements between you and the Company. There will be no other consequences as a result of your decision not to accept the Performance Units.

Please contact Cindy Gegg (717-396-2570) if you have questions.

By my signature below as a duly authorized officer of the Company, the Company has caused this Award Agreement to be executed, effective as of the Date of Grant listed above and subject to your electronic signature indicating your acceptance.

Sincerely,

[Name]

[Title]

The information contained in this letter is confidential and any discussion, distribution or use of this information is prohibited.

Performance Goal

Mineral Fiber Volume: Total square feet of Mineral Fiber products sold, as determined by the Committee.

For purposes of the Mineral Fiber Volume calculation:

•
“CAGR” means compound annual growth rate
•
“Mineral Fiber” means suspended mineral fiber and soft fiber ceiling tile products, excluding ceiling grid produced by Worthington Armstrong Venture (“WAVE”).

Mineral Fiber Volume
Mineral Fiber Volume (Million Sq. Ft. in [Year])	CAGR (against [Year] Mineral Fiber Volume)	Payout
Below [∙]%	Less than [∙]%	0%
[∙]%	[∙]%	[∙]%
[∙]%	[∙]%	[∙]%
[∙]%	[∙]%	[∙]%
[∙]%	[∙]%	[∙]%
[∙]%	[∙]%	[∙]%

Mineral Fiber Volume is measured based on the Mineral Fiber Volume growth during the Performance Period, as calculated by Mineral Fiber Volume for calendar year [Year] as compared to Mineral Fiber Volume for calendar year [Year]. The performance levels set forth above are with respect to Mineral Fiber Volume for calendar year [Year]. Threshold level performance must be achieved in order to earn any Performance Units for the Performance Goal. If actual performance is between performance levels, the number of Performance Units earned with respect to the Performance Goal will be interpolated on a straight line basis for pro-rata achievement for performance at or between performance levels. If the Performance Goal would produce fractional units, the number of Performance Units earned shall be rounded up to the nearest whole unit, but not in excess of an aggregate of [∙]% of the Target Award.

Change in Control:

If a Change in Control occurs prior to the end of the Performance Period, the number of Performance Units earned with respect to the Mineral Fiber Volume Performance Goal will be the greater of (i) the Target Award or (ii) the number of Performance Units earned with respect to the Mineral Fiber Volume Performance Goal as calculated by the actual Mineral Fiber Volume for the immediately preceding 12 month period of the Performance Period (or an annualized volume calculation, if such period is less than 12 months) prior to the date of the Change in Control based on the CAGR achievement rate implied as of such date, as determined by the Committee before the Change in Control in its sole discretion. The Committee reserves discretion to provide for accelerated vesting of the earned Performance Units at a higher performance level pursuant to Section 14(b) of the Plan.

EXHIBIT A

Performance Goal

Cumulative Free Cash Flow: Cumulative Free Cash Flow is defined as cash flow from operations, minus (i) cash payments to purchase property, plant and equipment (Cap Ex), plus (ii) the return of investment from the Worthington Armstrong Venture (WAVE), as determined by the Committee.

Cumulative Free Cash Flow Performance Scale
Cumulative Free Cash Flow ($)	Performance Level	Payout
Below [∙]%	Below [∙]% of Target Performance	0%
[∙]%	[∙]% of Target Performance	[∙]%
[∙]%	Target Performance	[∙]%
[∙]%	[∙]% of Target Performance	[∙]%
[∙]%	[∙]% of Target Performance	[∙]%
[∙]%	[∙]% of Target Performance or greater	[∙]%

Cumulative Free Cash Flow is measured based on the Cumulative Free Cash Flow during the Performance Period. Threshold level performance must be achieved in order to earn any Performance Units for the Performance Goal. If actual performance is between performance levels, the number of Performance Units earned with respect to the Performance Goal will be interpolated on a straight line basis for pro-rata achievement for performance at or between performance levels. If the Performance Goal would produce fractional units, the number of Performance Units earned shall be rounded up to the nearest whole unit, but not in excess of an aggregate of [∙]% of the Target Award.

Change in Control:

If a Change in Control occurs prior to the end of the Performance Period, the number of Performance Units earned with respect to the Cumulative Free Cash Flow Performance Goal will be the greater of (i) the Target Award or (ii) the number of Performance Units earned with respect to the Cumulative Free Cash Flow Performance Goal based on actual Cumulative Free Cash Flow through the date of the Change in Control relative to the [Year], [Year] and [Year] portions of the total Cumulative Free Cash Flow target, as determined by the Committee before the Change in Control in its sole discretion. Cumulative Free Cash Flow through the date of the Change in Control shall be compared to the annual and quarterly targets for the period through the date of the Change in Control.

The Committee reserves discretion to provide for accelerated vesting of the earned Performance Units at a higher performance level pursuant to Section 14(b) of the Plan.

EXHIBIT A

Performance Goal

Absolute Total Shareholder Return: Absolute Total Shareholder Return (“Absolute TSR”) tracks the appreciation in share price of the Company Stock, including dividends, and is annualized for the Performance Period, as determined by the Committee. Specifically, Absolute TSR is calculated based on the following formula:

Ending Share Price + Aggregate Dividends ^(1/3) - 1 Starting Share Price

For purposes of the Absolute TSR calculation:

•
“Ending Share Price” means the volume weighted average closing price of the Company Stock for the highest consecutive 30 trading days in the 60 trading day period beginning with and immediately following January [∙], [Year].
•
“Aggregate Dividends” means a cumulative number of shares of Company Stock assuming same day reinvestment in Company Stock on the ex-dividend date of the dividends paid on a share of Company Stock during the Performance Period.
•
“Starting Share Price” means the volume weighted average closing price of the Company Stock for the highest consecutive 30 trading days in the 60 trading day period beginning with and immediately following January [∙], [Year].

Absolute TSR
Performance Level	Payout
Below [∙]%	0%
[∙]%	[∙]%
[∙]%	[∙]%
[∙]%	[∙]%
[∙]%	[∙]%
[∙]%	[∙]%
[∙]%	[∙]%

Threshold level performance must be achieved in order to earn any Performance Units for the Performance Goal. If actual performance is between performance levels, the number of Performance Units earned with respect to the Performance Goal will be interpolated on a straight line basis for pro-rata achievement for performance at or between performance levels. If the Performance Goal would produce fractional units, the number of Performance Units earned shall be rounded up to the nearest whole unit, but not in excess of an aggregate of [∙]% of the Target Award.

Change in Control:

If a Change in Control occurs prior to the end of the Performance Period or prior to the end of the 60 trading day period following the end of the Performance Period, the number of Performance Units earned with respect to the Absolute TSR Performance Goal will be the greater of (i) the Target Award or (ii) the number of Performance Units earned with respect to the Absolute TSR Performance Goal based on Absolute TSR through the date of the Change in Control, calculated by using the per-share sales price in the Change in Control as the Ending Share Price and as if the Change in Control date were the end of the Performance Period, as determined by the Committee before the Change in Control in its sole discretion.

The Committee reserves discretion to provide for accelerated vesting of the earned Performance Units at a higher performance level pursuant to Section 14(b) of the Plan.

EXHIBIT B

ARMSTRONG WORLD INDUSTRIES, INC.

EQUITY AND CASH INCENTIVE PLAN

PERFORMANCE RESTRICTED STOCK UNIT GRANT

TERMS AND CONDITIONS

1.
Grant.
a.
Subject to the terms set forth below, Armstrong World Industries, Inc. (the “Company”) has granted to the designated employee (the “Grantee”) three target awards (the “Target Award”) of performance-based restricted stock units (the “Performance Units”) as specified in the [Year] Performance Restricted Stock Unit Grant Letters to which these Grant Conditions relate (the “Grant Letters”). The “Date of Grant” is [Grant Date]. The Performance Units are Stock Units with respect to common stock of the Company (“Company Stock”).
b.
The Performance Units shall be earned, vested and payable if and to the extent that the Cumulative Free Cash Flow, Absolute TSR, and Mineral Fiber Volume performance goals set forth in the Grant Letters (the “Performance Goals”), employment conditions and other terms of these Grant Conditions are met. The “Performance Period” for which the attainment of the Performance Goals will be measured is the period beginning January 1, [Year] and ending December 31, [Year].
c.
These Terms and Conditions (the “Grant Conditions”) are part of the Grant Letters. This grant is made under the Armstrong World Industries, Inc. Equity and Cash Incentive Plan (the “Plan”). Any capitalized terms not defined herein shall have the meanings set forth in the Plan.
2.
Performance Goals; Vesting.
a.
The Grantee shall earn and vest in a number of Performance Units based on the attainment of the Performance Goals for the Performance Period, provided that the Grantee continues to be employed by the Company or its subsidiaries or affiliates (collectively the “Employer”) through December 31, [Year] (the “Vesting Date”). The Performance Units shall be earned based on attainment of the Performance Goals and shall vest based on the Grantee’s continued employment through the Vesting Date, or as otherwise provided below.
b.
After the end of the Performance Period, the Management Development and Compensation Committee (the “Committee”) will determine whether and to what extent the Performance Goals have been met and the amount earned with respect to the Performance Units. The Grantee can earn up to [∙]% of the Target Award based on attainment of the Performance Goals, as set forth in the Grant Letters. Earned and vested Performance Units shall be payable as described in Section 6.
c.
If a Change in Control occurs, the amount earned with respect to the Performance Units shall be determined as of the date of the Change in Control as described in the Grant Letters. The earned Performance Units shall continue to vest based on the Grantee’s continued employment through the Vesting Date, except as otherwise provided herein. Earned and vested Performance Units shall be payable as described in Section 6. Notwithstanding the foregoing, if the Performance Units are not assumed by, or replaced by substantially identical grants by, the successor company in the Change in Control, the earned Performance Units shall vest as of the date of the Change in Control, and such earned and vested Performance Units shall be paid as of the date of the Change in Control if the Change in Control is a 409A CIC (as defined below) and if permitted by the plan termination provisions of the regulations under section 409A of the Code. If payment at the date of the Change in Control is not permitted under section 409A, the earned and vested Performance Units shall be payable as described in Section 6.
d.
Except as described below, no Performance Units shall be earned prior to the Committee’s determination of achievement of the Performance Goals, and to the extent that the Performance Goals are not attained, the Performance Units shall be immediately forfeited and shall cease to be outstanding as of the date of the Committee’s determination.
3.
Termination of Employment.
a.
General Rule. Except as described below, if the Grantee ceases to be employed by the Employer prior to the Vesting Date, the Performance Units shall be forfeited as of the termination date and shall cease to be outstanding.
b.
“55/5” Rule Termination. If, after ten months following the Date of Grant but prior to the Vesting Date, the Grantee ceases to be employed by the Employer on account of a “55 / 5” Rule Termination (as defined below), the Grantee shall earn and vest in a pro-rated portion of the outstanding Performance Units based on the extent to which the Performance Goals are achieved for the Performance Period. In the event of a Change in Control, the amount achieved for the Performance Period shall be determined as of the Change in Control date as described in the Grant Letters. The pro-rated portion shall be determined by multiplying the number of Performance Units earned based on attainment of the Performance Goals by a fraction, the numerator of which is the number of months that elapsed during the period beginning on January 1, [Year] through the Grantee’s termination date, and the denominator of which is 36. A partial month after the month of grant shall count as a full month for purposes of this calculation. The pro-rated earned Performance Units shall be paid as described in Section 6.
c.
Involuntary Termination before a Change in Control. If, before a Change in Control and after ten months following the Date of Grant but prior to the Vesting Date, the Grantee ceases to be employed by the Employer on account of Involuntary Termination (as defined below), the Grantee shall earn and vest in a pro-rated portion of the outstanding Performance Units based on the extent to which the Performance Goals are achieved for the Performance Period. In the event of a subsequent Change in Control, the amount achieved for the Performance Period shall be determined as of the Change in Control date as described in the GrantLetters. The pro-rated portion shall be determined by multiplying the number of Performance Units earned based on attainment of the Performance Goals by a fraction, the numerator of which is the number of months that elapsed during the period beginning on January 1, [Year] through the Grantee’s termination date, and the denominator of which is 36. A partial month after the month of grant shall count as a full month for purposes of this calculation. The pro-rated earned Performance Units shall be paid as described in Section 6.
d.
Death or Long-Term Disability Before a Change in Control. If, before a Change in Control, the Grantee ceases to be employed by the Employer prior to the Vesting Date on account of death or Long-Term Disability (as defined below), the Grantee shall earn and vest in a pro-rated portion of the outstanding Performance Units based on the extent to which the Performance Goals are achieved for the Performance Period. In the event of a subsequent Change in Control, the amount achieved for the Performance Period shall be determined as of the Change in Control date as described in the GrantLetters. The pro-rated portion shall be determined by multiplying the number of Performance Units earned based on attainment of the Performance Goals by a fraction, the numerator of which is the number of months that elapsed during the period beginning on January 1, [Year] through the Grantee’s termination date and the denominator of which is 36. A partial month after the month of grant shall count as a full month for purposes of this calculation. The pro-rated earned Performance Units shall be paid as described in Section 6.
e.
Involuntary Termination, Death and Disability on or after a Change in Control. If the Grantee’s employment terminates on account of Involuntary Termination, death or Long-Term Disability on or after a Change in Control and prior to the Vesting Date, the Grantee shall vest in the Performance Units earned as of the Change in Control date as described in the Grant Letters. If the Grantee has a Severance Agreement with the Company (“Severance Agreement”), on and after a Change in Control, the term “Involuntary Termination” shall have the meaning given a termination by the Company without Cause in the Severance Agreement, and shall include without limitation a termination for Good Reason as defined in the Severance Agreement. The Grantee agrees that, subject to the immediately preceding sentence, if and to the extent that these Grant Conditions conflict with the terms of the Severance Agreement or any employment agreement between the Company and the Grantee, these Grant Conditions shall supersede the provisions of the Severance Agreement and employment agreement applicable to vesting of performance units on and after a Change in Control, notwithstanding anything in the Severance Agreement or employment agreement to the contrary.
f.
Coordination of Provisions. If the Grantee terminates employment in a termination that is both a “‘55 / 5’Rule Termination” and an Involuntary Termination, the termination shall be treated as an Involuntary Termination for purposes of the GrantCondition and Grant Letters.
4.
Definitions. For purposes of these Grant Conditions and the Grant Letters:
a.
“‘55 / 5’Rule Termination” shall mean the Grantee’s termination of employment other than for Cause after the Grantee has attained age 55 and has completed at least five years of service with the Employer.
b.
“Injurious Conduct” shall have the meaning ascribed to the term on Attachment 1, the terms of which are incorporated herein.
c.
“Involuntary Termination” shall mean the Employer’s termination of the Grantee’s employment other than for Cause.
d.
“Long-Term Disability” shall mean the Grantee is receiving long-term disability benefits under the Employer’s long-term disability plan.
e.
“Restricted Business” shall have the meaning ascribed to the term on Attachment 1, the terms of which are incorporated herein.
5.
Restrictive Covenants; Forfeiture.

a.
As consideration for the Performance Units, the Grantee agrees to be bound by the restrictive covenants set forth on Attachment 1. The Committee may determine that the Performance Units shall be forfeited or reduced if the Grantee engages in Injurious Conduct.
b.
The Grantee has the right to consult with the Grantee’s own counsel before accepting the Performance Units and agreeing to be bound by the restrictive covenants.
c.
If the Committee determines that the Grantee has engaged in Injurious Conduct, the Committee may, in its discretion, require the Grantee to return to the Company any Company Stock or cash received in settlement of Performance Units. If the Company Stock acquired in settlement of Performance Units has been disposed of by the Grantee, then the Company may require the Grantee to pay to the Company the economic value of the Company Stock as of the date of disposition.
d.
The Committee shall exercise the right of forfeiture and recoupment provided to the Company in this Section 5 within 180 days after the Company’s discovery of the Injurious Conduct activities giving rise to the Company’s right of forfeiture or recoupment.
e.
The Grantee may make a request to the Committee in writing for a determination regarding whether any proposed business or activity would constitute Injurious Conduct. Such request shall fully describe the proposed business or activity. The Committee shall respond to the Grantee in writing and the Committee’s determination shall be limited to the specific business or activity so described.
f.
This Award Agreement consists of a series of separate restrictive covenants, all of which shall survive and be enforceable in law and/or equity after the Grantee’s termination of the Grantee’s employment with the Employer. The Grantee understands that in the event of a violation of any provision of this Section 5, the Company shall have the right to seek injunctive relief, in addition to any other existing rights provided in this Award Agreement or by operation of law, without the requirement of posting bond. The remedies provided in this Section 5 shall be in addition to any legal or equitable remedies existing at law or provided for in any other agreement between the Grantee and the Company or any of its subsidiaries or affiliates, and shall not be construed as a limitation upon, or as an alternative or in lieu of, any such remedies. If any provisions of this Section 5 and Attachment 1 shall be determined by a court of competent jurisdiction to be unenforceable in part by reason of it being too great a period of time, covering too great a geographical area, or too broad in scope, it shall be in full force and effect as to that period of time, geographical area, or scope determined to be reasonable by the court.
g.
By accepting the Performance Units, the Grantee acknowledges that the Grantee has carefully read and considered the provisions of this Section 5 and Attachment 1, and agrees that the restrictions set forth herein are fair and reasonable, are supported by fair and reasonable consideration independent from the continuation of employment, and are reasonably required to protect the legitimate business interests of the Company and its subsidiaries and affiliates.
h.
The Grantee has received at least 14 calendar days (excluding holidays, and provided that such period includes at least 10 business days) of notice of the post-termination non-competition restrictions before those restrictions are to be effective.
i.
In the event of a breach by the Grantee of any restrictive covenant set forth on Attachment 1, the running of the period of restriction shall automatically be tolled and suspended for the amount of time the breach continues, and shall automatically commence when the breach is remedied so that the Company and its subsidiaries and affiliates shall receive the benefit of the Grantee’s compliance with the terms and conditions of this Section 5.
6.
Payment.
a.
Except as provided below, after the end of the Performance Period, if the Committee certifies that the Performance Goals and other conditions to payment of the Performance Units have been met, the Company shall issue shares of Company Stock to the Grantee equal to the number of earned and vested Performance Units, subject to applicable tax withholding and subject to compliance with section 409A of the Code and as described in Section 20(h) of the Plan. Payment of earned and vested Performance Units shall be made in [Year] as soon as practicable after the Committee certifies the extent to which the Performance Goals and other conditions to payment of the Performance Units have been met, but not later than [Date], except as provided below. All unpaid Performance Units shall be forfeited in the event of termination for Cause.
b.
If the Grantee’s employment terminates for any reason other than Cause upon or within two years after a Change in Control that meets the requirements of a 409A CIC, the Grantee’s Performance Units that are unpaid earned and vested (if any) shall be paid within 60 days after the termination date, subject to compliance with section 409A of the Code, if applicable, and as described in Section 20(h) of the Plan. The Company shall issue shares of Company Stock to the Grantee equal to the number of the earned and vested Performance Units, subject to applicable tax withholding. If a Change in Control does not meet the requirements of a 409A CIC, the Grantee’s earned and vested Performance Units (if any) shall be paid on the date described in subsection (a).

c.
Any fractional shares will be rounded up to the nearest whole share, but not exceeding [∙]% of the Target Award.
7.
Dividend Equivalents. Dividend Equivalents shall accrue with respect to Performance Units and shall be payable subject to the same Performance Goals, vesting terms and other conditions as the Performance Units to which they relate. Dividend Equivalents shall be credited on the Performance Units when dividends are declared on shares of Company Stock from the Date of Grant until the payment date for the vested Performance Units. The Company will keep records of Dividend Equivalents in a non-interest bearing bookkeeping account for the Grantee. No interest will be credited to any such account. Vested Dividend Equivalents shall be paid in cash at the same time and subject to the same terms as the underlying vested Performance Units. If and to the extent that the underlying Performance Units are forfeited, all related Dividend Equivalents shall also be forfeited.
8.
Delivery of Shares. The Company’s obligation to deliver shares upon the vesting of the Performance Units shall be subject to applicable laws, rules and regulations and also to such approvals by governmental agencies as may be deemed appropriate to comply with relevant securities laws and regulations.
9.
No Shareholder Rights. No shares of Company Stock shall be issued to the Grantee on the Date of Grant, and the Grantee shall not be, nor have any of the rights or privileges of, a shareholder of the Company with respect to any Performance Units.
10.
No Right to Continued Employment. The grant of Performance Units shall not confer upon the Grantee any right to continued employment with the Employer or interfere with the right of the Employer to terminate the Grantee’s employment at any time.
11.
Incorporation of Plan by Reference. The Grant Lettersand these Grant Conditions are made pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and shall in all respects be interpreted in accordance therewith. The decisions of the Committee shall be conclusive upon any question arising hereunder. The Grantee’s receipt of the Performance Units constitutes the Grantee’s acknowledgment that all decisions and determinations of the Committee with respect to the Plan, the Grant Letters, these Grant Conditions, and the Performance Units shall be final and binding on the Grantee and any other person claiming an interest in the Performance Units.
12.
Withholding Taxes. The Employer shall have the right to deduct from all payments made hereunder and from other compensation an amount equal to the federal (including FICA), state, local and foreign taxes required by law to be withheld with respect to the Performance Units. The Employer will withhold shares of Company Stock payable hereunder to satisfy the tax withholding obligation on amounts payable in shares, unless the Grantee provides a payment to the Employer to cover such taxes, in accordance with procedures established by the Committee. The share withholding amount shall be determined in accordance with the procedures approved by the Committee.
13.
Company Policies. In addition to the recoupment authority under Section 5 above, all amounts payable under the Grant Letters and these Grant Conditions shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Company’s Board of Directors from time to time.
14.
Assignment. The Grant Lettersand these Grant Conditions shall bind and inure to the benefit of the successors and assignees of the Company. The Grantee may not sell, assign, transfer, pledge or otherwise dispose of the Performance Units, except to a successor grantee in the event of the Grantee’s death.
15.
Section 409A. The Grant Lettersand these Grant Conditions are intended to comply with section 409A of the Code or an exemption, consistent with Section 20(h) of the Plan, including the six-month delay for specified employees in accordance with the requirements of section 409A of the Code, if applicable. In furtherance of the foregoing, if the Performance Units or related Dividend Equivalents constitute “nonqualified deferred compensation” within the meaning of section 409A of the Code, vested Performance Units and related Dividend Equivalents shall be settled on the earliest date that would be permitted under section 409A of the Code without incurring penalty or accelerated taxes thereunder.
16.
Successors. The provisions of the Grant Letters and these Grant Conditions shall extend to any business that becomes a successor to the Company or its subsidiaries or affiliates on account of a merger, consolidation, sale of assets, spinoff or similar transaction with respect to any business of the Company or its subsidiaries or affiliates with which the Grantee is employed, and if this grant continues in effect after such corporate event, references to the “Company or its subsidiaries or affiliates” or the “Employer” in the Grant Letters and these Grant Conditions shall include the successor business and its affiliates, as appropriate. In that event, the Company may make such modifications to the Grant Lettersand these Grant Conditions as it deems appropriate to reflect the corporate event.
17.
GoverningLaw. The validity, construction, interpretation and effect of the Grant Letters and these Grant Conditions shall be governed by, and determined in accordance with, the applicable laws of the Commonwealth of Pennsylvania, excluding any conflicts or choice of law rule or principle.

* * *

Attachment 1

Definitions

For purposes of the Grant Letter and Grant Conditions, the following terms have the meanings ascribed to them on this Attachment 1:

a)
“Injurious Conduct” shall mean the activities described in subsections (i) through (v) below (including any modifications of subsections (iii) and (iv) for residents of California, Colorado and other applicable jurisdictions as set forth below):

a.
The Committee determines that forfeiture or reduction is appropriate on account of an accounting restatement of the Company’s financial statements that is required as a result of material non-compliance with financial reporting requirement under U.S. securities laws and generally accepted accounting principles;
b.
The Grantee commits any of the following, as determined by the Committee, in its sole discretion: (A) felony or a crime involving moral turpitude; (B) fraud, dishonesty, misrepresentation, theft, or misappropriation of funds with respect to the Employer; (C) violation of the Code of Conduct or employment policies of the Employer, as in effect from time to time; (D) breach of any written noncompetition, confidentiality or nonsolicitation covenant of the Grantee with respect to the Employer; or (E) gross negligence or willful, deliberate or gross misconduct in the performance of the Grantee’s duties with the Employer, in each case above in this Section (a)(ii), that results in significant financial or reputational harm to the Company;
c.
During the Grantee’s employment or service with the Employer and for a period of one (1) year thereafter, the Grantee engages in any Restricted Business or enters into any employment relationship with a Restricted Business;
d.
During the Grantee’s employment or service with the Employer, and for a period of two (2) years thereafter:
i.
The Grantee solicits any person who was a customer of the Employer with respect to any Restricted Business, or solicits potential customers of the Employer who are or were identified through leads developed during the course of the Grantee’s employment or service with the Employer with respect to any Restricted Business, or otherwise divert or attempt to divert any existing business of the Employer; or
ii.
The Grantee, directly for the Grantee or for any third party, solicits, induces, recruits or causes another person in the employment of the Employer to terminate such employee’s employment with the Employer; or
e.
During the Grantee’s employment or service with the Employer or thereafter, the Grantee breaches any written confidentiality, non-solicitation or non-competition covenant with the Employer.

Notwithstanding the foregoing, if the Grantee is employed or provides services in Colorado, subsections (iii) and (iv)(A) above shall be limited to actions taken by the Grantee through the use of Company trade secrets and/or confidential information.

Notwithstanding the foregoing, if the Grantee is employed or provides services in California, or in another jurisdiction where the provisions of subsections (iii) and (iv)(A) above are otherwise prohibited by law, the following provisions shall apply instead of subsections (iii) and (iv)(A) above:

iii. During the Grantee’s employment or service with the Employer, the Grantee engages in any Restricted Business or enters into any employment relationship with a Restricted Business; or

iv. During the Grantee’s employment or service with the Employer, and for a period of two (2) years thereafter:

A. The Grantee, directly or indirectly, solicits or attempts to solicit any business from any of customers of the Employer for the purposes of providing products or services that are competitive with those provided by the Employer where such solicitation and/or attempt at solicitation is done by the Grantee through the use of Company trade secrets and/or confidential information.

b)
“Restricted Business” shall mean any business or employment relationship which the Committee in its sole discretion determines to be either directly or indirectly (A) competitive with any aspect of the business of the Employer with respect to which the Grantee had responsibility for, or access to, confidential information within 12 months before the Grantee’s termination of employment or service with the Employer or (B) substantially injurious to the Employer’s business interests, in each case in any geographic area in which the Employer conducts business with respect to which the Grantee had responsibility for, or access to, confidential information within 12 months before the Grantee’s termination of employment or service with the Employer.